Exhibit 99.2

LCNB Corp. and Subsidiaries
Financial Highlights
(Dollars in thousands, except per share amounts)

Condensed Income Statement	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Interest income	$8,450	7,404	24,931	22,706
Interest expense	995	1,190	3,138	3,784
Net interest income	7,455	6,214	21,793	18,922
Provision for loan losses	178	436	369	742
Net interest income after provision	7,277	5,778	21,424	18,180
Non-interest income	2,047	2,205	6,732	6,296
Non-interest expense	6,163	5,564	19,578	16,342
Income before income taxes	3,161	2,419	8,578	8,134
Provision for income taxes	804	572	2,145	2,023
Net income	$2,357	1,847	6,433	6,111

Dividends per common share	$0.16	0.16	0.48	0.48

Earnings per common share:
Basic	0.31	0.27	0.85	0.91
Diluted	0.30	0.27	0.83	0.90

Average shares outstanding:
Basic	7,636,098	6,721,699	7,592,818	6,713,959
Diluted	7,787,098	6,797,675	7,722,686	6,787,000

Selected Financial Ratios:
Return on average assets	0.99%	0.90%	0.91%	1.01%
Return on average equity	10.27%	8.98%	9.24%	10.17%
Dividend payout ratio	51.61%	59.26%	56.47%	52.75%
Net interest margin (tax equivalent)	3.57%	3.44%	3.55%	3.55%

Selected Balance Sheet Items	September 30, 2013	December 31, 2012
Investment securities	$296,819	276,970

Loans	566,109	453,783
Less allowance for loan losses	(3,423)	(3,437)
Net loans	562,686	450,346

Total assets	942,349	788,637
Total deposits	808,335	671,471
Short-term borrowings	22,811	13,756
Long-term debt	12,446	13,705
Total shareholders’ equity	92,215	82,006

Shares outstanding at period end	7,640,163	6,731,900

Book value per share	$12.07	12.18
Tangible book value per share	9.93	11.29
Equity to assets ratio	9.79%	10.40%

Assets Under Management
LCNB Corp. total assets	$942,349	788,637
Trust and investments (fair value)	248,104	221,558
Mortgage loans serviced	91,125	71,568
Business cash management	6,946	6,673
Brokerage accounts (fair value)	110,697	96,424
Total assets managed	$1,399,221	1,184,860

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